Exhibit 10.46

BONUS PLAN FOR SENIOR MANAGEMENT OF

CERUS CORPORATION

Approved: January 1, 2006

Amended: December 11, 2008

Amended: February 4, 2010

This document sets forth the complete terms and conditions of the Bonus Plan for Senior Management of Cerus Corporation (“Cerus” or the “Company”) (the “Senior Management Bonus Plan”). This Plan went into effect on January 1, 2006 and was amended on December 11, 2008 and February 4, 2010, and will remain in effect until modified or terminated by the Company. The Plan Year for this Senior Management Bonus Plan runs from January 1 each year to December 31 each year.

1.	Purposes of the Senior Management Bonus Plan

•	Focus the organization on the goals which are most critical to the Company’s success;

•	Attract and retain a high caliber of employee;

•	Promote a pay-for-results philosophy;

•	Provide competitive compensation opportunities;

•	Allow management judgment and flexibility; and

•	Reinforce the overall compensation strategy.

2.	Coverage

This Senior Management Bonus Plan covers the following bonus programs for senior management at Cerus: Signing Bonuses, Retention Bonuses and Performance Bonuses.

3.	Eligibility

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Employees must qualify as “Senior Management” of the Company to be eligible for bonuses under the Senior Management Bonus Plan. The Company retains the sole discretion to determine which employees qualify as Senior Management and will provide written notice to all eligible employees of their status as a member of Senior Management.

•	The only employees who are eligible for Signing Bonuses or Retention Bonuses are those employees who are expressly notified of such eligibility in a writing signed by a Company officer.

•	Senior Management is not eligible for Recruiting Bonuses.

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All employees who have been designated as Senior Management are eligible for Performance Bonuses. Senior Management who work part-time are eligible to receive pro-rata Performance Bonuses based on the number of hours they are regularly scheduled to work. New Senior Management employees who are hired after the Plan Year begins are eligible to participate on a pro-rata basis after completing three months of employment (unless otherwise approved by the CEO). Eligible Senior Management participants who are on a leave of absence for any portion of the Plan Year are also eligible to participate on a pro-rata basis, provided they work at least thirty days during the Plan Year.

•	Employees are only eligible for bonuses under this Senior Management Bonus Plan if they sign and date this document and return it to the Company.

4.	Amount and Calculation of Bonuses

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The amount of any Signing Bonus or Retention Bonus that an eligible employee may receive will be as set forth in the written document signed by a Cerus officer notifying the employee of their eligibility for such a bonus. Any terms and conditions set forth in that document will also apply.

•	Performance Bonuses:

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At the beginning of each Plan Year, the Company shall set commercial goals and strategic goals for the Plan Year. Goals are generally submitted to the Compensation Committee by the CEO for approval by the Compensation Committee before the end of the first quarter of each year.

•	Commercial Goals:

•	Commercial goals will generally be based upon empirical results for the applicable Plan Year, such as revenue, end of year cash balance and profits.

•	At the beginning of each Plan Year, Compensation Committee will:

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assign a percentage value that reflects the significance that the commercial goals, as a whole, will be accorded in the determination of bonus payouts at the end of the Plan Year (the “Commercial Goals Multiplier”)

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assign a value to each commercial goal that reflects the significance that such commercial goal will be accorded in the determination of bonus payouts at the end of the Plan Year (each, a “Commercial Goal Component Value”). The aggregate value of the Commercial Goal Component Values will equal 100% of the portion of the bonus payout at the end of the Plan Year attributable to achievement of the commercial goals.

•	assign a threshold metric, a target metric and a stretch metric for each commercial goal.

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At the end of each Plan Year, the Compensation Committee will determine, in its sole discretion, if and the extent to which each commercial goal has met its threshold metric, target metric or stretch metric and assign a multiplier to each commercial goal that reflects such determination (each, a “Commercial Goal Payout Multiplier”) as follows:

•	Achievement of less than the threshold metric: multiplier of 0;

•	Achievement of at least the threshold metric, but not the target metric: multiplier of no less than 0.5 and no more than 0.99;

•	Achievement of the target metric, but not the stretch metric: multiplier of no less than 1.0 and no more than 1.49; and

•	Achievement of the stretch metric or more: multiplier of no more than 1.5.

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The Commercial Goal Payout Multiplier for each commercial goal is then multiplied by the Commercial Goal Component Value assigned to such goal to determine the amount of the performance bonus earned for each such commercial goal (each, a “Commercial Goal Component Payout” and in the aggregate, (the “Earned Commercial Goals Payout”).

•	Strategic Goals:

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Strategic goals will generally consist of corporate development milestones used to measure how well the Company has executed on its business plan for the Plan Year, such as product development goals, clinical development goals or corporate partnering effort goals.

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At the beginning of each Plan Year, the Compensation Committee will assign a percentage value that reflects the significance that the strategic goals, as a whole, will be accorded in the determination of bonus payouts at the end of the Plan Year (the “Strategic Goals Multiplier”).

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At the end of the Plan Year, the CEO will determine, subject to final review by the Compensation Committee, if and the extent to which the strategic goals have been met (the “Earned Strategic Goals Payout”).

•	At the end of each Plan Year, the Company will create a bonus pool based on the achievement of the commercial goals and strategic goals for the applicable Plan Year as follows:

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Each Senior Management employee’s current bonus-year base pay is multiplied by the applicable bonus target percentage for that employee and then aggregated among all Senior Management employees (collectively, the “Employee Base Pay Component”). (Target bonus percentages are assigned at the beginning of each Plan Year in writing.)

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The product of the Commercial Goals Multiplier and the Earned Commercial Goals Payout will be added to the product of the Strategic Goals Multiplier and the Earned Strategic Goals Payout, the sum of which shall then be multiplied by the Employee Base Pay Component to determine the total amount available in the bonus pool.

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Once the bonus pool is created, the CEO shall determine distribution of the bonus pool among members of Senior Management based upon individual performance and contribution, which distribution shall be submitted to the Compensation Committee for approval. Whether Senior Management employees receive a Performance Bonus, and the amount of any such Performance Bonus, is entirely within the discretion of the CEO and the Compensation Committee, and is also dependent on the Company’s ability to pay.

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The Company determines the actual amount of Performance Bonuses based on the above criteria every January for the preceding year. Once the amount of the Performance Bonus (if any) is determined, 70% of the Performance Bonus will be awarded in cash and 30% will be awarded in the form of restricted stock units. The number of restricted stock units that are awarded will depend on the share price on the date the units are granted, which will generally be the date on which bonus amounts are determined, unless the Board decides otherwise.

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Any restricted stock units granted as a Performance Bonus will be subject to a vesting schedule whereby 1/3 vest on the first year anniversary of grant, 1/3 vest on the second year anniversary of grant, and 1/3 vest on the third year anniversary of grant, subject to the employee’s continued service with the Company. Shares of common stock that vest pursuant to these restricted stock units cannot be sold, transferred or otherwise disposed of until the entire grant is vested (or if the employee leaves prior to full vesting, until such time as the entire grant would have vested if the employee had remained employed). The terms and conditions of any such grants will governed entirely by the applicable plan documents and restricted stock unit agreement.

5.	Payment of Bonuses

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No bonus is earned prior to the date it is actually paid under this Senior Management Bonus Plan. Therefore, in the event an employee’s employment is terminated (either by the Company or by the employee, whether voluntarily or involuntarily) before a bonus is paid, then the employee will not have earned that bonus, and will not be entitled to any portion of that bonus. The cash portion of any earned bonus will be paid as set forth below but in no event will any earned cash bonus be paid later than March 31 of the year following the year in which it was earned.

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Signing Bonuses are paid on the first payday following the employee’s completion of the required period of active, full-time employment stated in the employee’s offer letter. If the employee does not complete the required period of employment, or is not in good standing with the Company as of the date the Signing Bonus otherwise would be payable, then the employee will not have earned the Signing Bonus and no Signing Bonus will be paid.

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Retention Bonuses are paid on the first payday following the retention date specified in the employee’s Retention Bonus Memorandum provided that the employee remains an active full-time employee of the Company from the date of such memorandum through the Retention Date.

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The cash portion of any Performance Bonus is paid in the January following the end of the Plan Year. Similarly, the stock portion of any Performance Bonus is awarded in the January following the end of the Plan Year. An eligible employee must be actively employed by the Company in good standing on the day the bonus is paid, or the stock is granted, in order to receive the Performance Bonus.

6.	Bonuses Disputes

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A Bonus Review Board will be established to review and decide any disputes arising under this Senior Management Bonus Plan. It shall consist of the Company’s Chief Executive Officer and Vice President of Administration. Any employee with an issue related to this Senior Management Bonus Plan shall provide a written request for review to Human Resources who, in turn, shall convene the Board to resolve the issue. All decisions of the Bonus Review Board are final and binding.

7.	Legal and Ethical Standards

•	No employee shall attempt to earn a bonus by engaging in any conduct which violates any anti-trust laws, other laws, or the Company’s ethical standards, policies or practices.

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No employee shall pay, offer to pay, assign or give any part of his or her bonus, compensation, or anything else of value to any agent, customer, supplier or representative of any customer or supplier, or to any other person, as an inducement or reward for direct or indirect assistance in earning a bonus.

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Any infraction of this Senior Management Bonus Plan, or of recognized ethical standards, will subject the employee to disciplinary action up to and including termination of employment and revocation of any bonuses under this Senior Management Bonus Plan to which the employee otherwise would be entitled.

8.	Miscellaneous

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Nothing in this Senior Management Bonus Plan is intended to alter the at-will nature of employment with the Company, that is, the employee’s right or the Company’s right to terminate the employee’s employment at will, at any time with or without cause or advance notice. In addition, acceptance of this Senior Management Bonus Plan shall not be construed to imply a guarantee of employment for any specified period of time.

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This Senior Management Bonus Plan contains the entire agreement between the Company and its employees on this subject, and supercedes all prior bonus compensation plans or programs of the Company and all other previous oral or written statements regarding any such bonus compensation programs or plans.

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Cerus reserves the right to modify any of the provisions of this Senior Management Bonus Plan in its sole discretion at any time with 10 days’ written notice to eligible employees; provided, however, that this Senior Management Bonus Plan may not be modified or amended except in a writing signed by a Company officer and upon approval by the Company’s Compensation Committee.

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No bonus amounts are guaranteed and all bonuses must be earned in accordance with the terms of this Senior Management Bonus Plan. The Company will make all determinations under the Senior Management Bonus Plan within its sole discretion, including but not limited to: whether a Performance Bonus has been earned and the amount of any Performance Bonus; and whether an employee is in good standing.

•	This Senior Management Bonus Plan shall be governed by and construed under the laws of the State of California.

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I have read and understand the provisions of this Bonus Plan and hereby accept its terms.

Employee Name (Printed)	Employee Signature	Date